AXA EQUITABLE LIFE INSURANCE COMPANY

                           ENDORSEMENT APPLICABLE TO
                       THE ASSET TRANSFER PROGRAM ("ATP")


This Endorsement is part of your Contract and its provisions apply instead of any Contract provisions to the contrary.

This Endorsement amends Part II ("Investment Options"), Part III ("Contributions and Allocations") and Part IV ("Transfers Among Investment Options") of your Contract.

In this Endorsement "we", "our" and "us" mean AXA Equitable Life Insurance Company, and "you" and "your" mean the Owner.

This endorsement governs transfers to and from the ATP INVESTMENT OPTION as described below.

I.    APPLICABILITY OF THIS ATP ENDORSEMENT

      Because you have the Guaranteed Minimum Income Benefit with Guaranteed Withdrawal Benefit for Life Conversion Rider ("GMIB Rider"), you are subject to the Asset Transfer Program (ATP) described below. Under the ATP, we may transfer amounts between your Annuity Account Value in the Variable Investment Options and the ATP Investment Option ("ATP Transfer.") In accordance with this endorsement, you may not contribute or transfer amounts to the ATP Investment Option.

II.   DEFINITIONS

      A. ATP INVESTMENT OPTION: The ATP Investment Option is the [AXA Ultra Conservative Strategy Investment Option] unless we designate a different Investment Option as provided below in Section III E.

      B. ATP TRANSFER: A transfer to or from the ATP Investment Option as a result of the ATP Formula and Transfer Amount Formula described below.

      C. CONTRACT MONTHIVERSARY: Contract Monthiversary means the same date of the month as the Contract Date.

      D. VALUATION DAY: A Valuation Day occurs on each Contract Monthiversary. On each Valuation Day we calculate and determine, based on the ATP Formula and Transfer Amount Formula described below, whether an ATP Transfer is required. If the Contract Monthiversary is not a Business Day, the Valuation Day will be on the next Business Day. For Contracts with a Contract Date after the [28th ] day of any month, the Valuation Day will be on the first Business Day of the following month. In the [twelfth] month of the Contract Year, the Valuation Day will be on


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          the Contract Date Anniversary. When the Valuation Day is a Contract
          Date Anniversary and the Contract Date Anniversary occurs on a day other than a Business Day, the Valuation Day will be the Business Day immediately preceding the Contract Date Anniversary.

      E. OFF CYCLE VALUATION DAY: An Off Cycle Valuation Day means the day a transfer is made out of the GIO into a Variable Investment Option. On an Off Cycle Valuation Day, we apply the ATP Formula and Transfer Amount Formula and make any required transfer as described in Section III below for Valuation Days. Amounts transferring out of any dollar cost averaging program do not cause an Off Cycle Valuation. Regardless of when during a month an Off Cycle Valuation Day occurs, a Valuation Day will again occur on the Contract Monthiversary. A transfer out of the GIO that occurs on a Valuation Day does not trigger a separate Off Cycle Valuation. For purposes of the Off Cycle Valuation, the ATP Formula and Transfer Amount Formula will use the Contract value of the Investment Options as of the previous Business Day.

      F. GMIB RIDER: References herein to the GMIB Rider include reference to the Guaranteed Withdrawal Benefit for Life ("GWBL") provisions that apply under the Rider on and after the GWBL Conversion Effective Date. References to the GMIB Benefit Base in any formula described in this endorsement include the GWBL Benefit Base on and after the GWBL Conversion Effective Date.

      III. TERMS AND CONDITIONS

      We determine on each Valuation Day and any Off Cycle Valuation Day whether to make a transfer, and the amount of any transfer, based on the non-discretionary formulas set forth below. The formulas monitor the relationship between the Annuity Account Value and the GMIB Benefit Base.

      A. ATP FORMULA: The ATP Formula is designed to monitor the ratio between the total Annuity Account Value and the GMIB Benefit Base. The ATP Formula described below produces the Contract Ratio on each Valuation Day. The Contract Ratio formula is:

                      CONTRACT RATIO = 1 - (AAV / BB)
          where
                      AAV = your Annuity Account Value on the Valuation Day, and BB = your GMIB Benefit Base on the Valuation Day.

          TRANSFER POINTS: The Contract Ratio is compared to the transfer points described below to determine whether an ATP Transfer is required. On the Contract Date the Minimum Transfer Point is [10%] and the Maximum Transfer Point is [20%]. Beginning on the first Contract Date Anniversary, the Minimum and Maximum

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          Transfer Points are each increased by 2% on each Contract Date
          Anniversary until the 20th Contract Date Anniversary. On and after the 20th Contract Date Anniversary, the Minimum Transfer Point is [50%] and the Maximum Transfer Point is [60%] for the life of the Contract. The Minimum Transfer Point during a Contract Year is increased on each Valuation Day by an amount equal to the difference between the Minimum Transfer Point as of your last Contract Date Anniversary (or in the first Contract Year, your Contract Date) and your next Contract Date Anniversary divided by 12 and then multiplied by N where N equals the number of completed months that have passed since the Contract Date Anniversary. The Maximum Transfer Point during a Contract Year is increased in the same manner.

          Off Cycle Valuations apply the Transfer Points for the most recent Valuation Day.

          Appendix 1 to this Endorsement shows the Transfer Points applicable to each Contract Year under the Contract.

          On any Valuation Day, transfers into or out of the ATP Investment Option may be triggered as follows:

            1. If the Contract Ratio on the Valuation Day is equal to or greater than the Maximum Transfer Point, 100% of the Annuity Account Value that is not invested in the GIO,Special [Money Market] DCA Account and ATP Investment Option is transferred into the ATP Investment Option.

            2. If the Contract Ratio on the Valuation Day exceeds the Minimum Transfer Point but is less than the Maximum Transfer Point, amounts may transfer either into or out of the ATP Investment Option, in accordance with the Transfer Amount Formula, depending on how much is already in the ATP Investment Option, the GIO and the Special [Money Market] DCA Account.

            3. If the Contract Ratio on the Valuation Day is equal to or less than the Minimum Transfer Point, any Annuity Account Value in the ATP Investment Option will be transferred out.

      B.  TRANSFER AMOUNT FORMULA

          On your Contract Date, no amounts are allocated to the ATP Investment Option. The Transfer Amount Formula calculates the amount that must be transferred into or out of the ATP Investment Option.

          For purposes of the ATP Transfer Amount Formula described below, amounts allocated to the Guaranteed Interest Option ("GIO") and Special [Money Market] Dollar Cost Averaging Account ("Special [Money Market] DCA Account") are


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          considered to be fixed investment options, and, as a result, are excluded from amounts transferred into the ATP Investment Option.

          The Transfer Amount Formula applies a three step calculation.

          Step 1: Determine the ATP %. The Transfer Amount Formula first determines the target percentage of the Annuity Account Value that must be in the ATP Investment Option after the ATP Transfer as follows:

                ATP% = CONTRACT RATIO - MINIMUM TRANSFER POINT
                       ---------------------------------------
                       MAXIMUM TRANSFER POINT - MINIMUM TRANSFER POINT
                where

                    ATP% = The required percentage of Annuity Account Value in the ATP Investment Option, the GIO and the Account for Special [Money Market] Dollar Cost Averaging after the ATP Transfer. This calculation has a 0% floor and a 100% cap.

                    Contract Ratio = The Contract Ratio calculated on the Valuation Day.

                    Minimum Transfer Point = The Minimum Transfer Point on the Valuation Day.

                    Maximum Transfer Point = The Maximum Transfer Point on the Valuation Day.

          Step 2: Determine the Required Amount: Then, the required amount in the ATP Investment Option after the ATP Transfer is determined as follows:

              ATP AMOUNT = (ATP% * TOTAL ANNUITY ACCOUNT VALUE) - AMOUNT IN GIO - AMOUNT IN SPECIAL [MONEY MARKET] DOLLAR COST AVERAGING ACCOUNT.

          The ATP Amount cannot be less than zero dollars.

          Step 3: Determine the Transfer Amount: Finally, the Transfer Amount Formula determines the Transfer Amount as follows:

                    TRANSFER AMOUNT = (ATP AMOUNT) - (AMOUNT CURRENTLY IN ATP INVESTMENT OPTION)

          The Transfer Amount is the amount that must be transferred either into or out of the ATP Investment Option.

          If the Transfer Amount is positive and meets the Minimum Transfer Threshold, it will be transferred into the ATP Investment Option.

          If the Transfer Amount is negative and meets the Minimum Transfer Threshold, it will be transferred out of the ATP Investment Option. If the Transfer amount is


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          negative and meets the Minimum Transfer Threshold, it will be transferred out of the ATP Investment Option.

          The Minimum Transfer Threshold is the greater of (i) [1%] of AAV or
          (ii) [$1,000]. If the Transfer Amount is less than the Minimum Transfer Threshold, the ATP Transfer will not be processed. If the Transfer Amount is greater than or equal to the Minimum Transfer Threshold, the ATP Transfer will be processed. The Minimum Transfer Threshold will not apply if 100% of the AAV is being transferred between the ATP Investment Option and the other Variable Investment Options.

      C. HOW THE TRANSFER AMOUNT IS REALLOCATED UNDER AN ATP TRANSFER AND THE ATP EXIT OPTION

          ATP Transfers into the ATP Investment Option will be transferred pro rata out of all Variable Investment Options. No amounts will be transferred out of either the GIO or the Special [Money Market] DCA Account.

          ATP Transfers out of the ATP Investment Option will be allocated among the Variable Investment Options that are included in the Allocation Instructions on file. Any amount that would have been allocated to the GIO instead will be pro-rated among the Variable Investment Options based on the allocation instructions on file other than the GIO. No amounts will be allocated to the Special [Money Market] DCA Account.

      D.  EFFECT OF SUBSEQUENT CONTRIBUTIONS

          If a subsequent contribution is processed on a Valuation Day, it will be subject to the ATP Formula and the Transfer Amount Formula on that day. If a subsequent contribution is processed between Valuation Days, the amount contributed will become subject to the ATP Formula and the Transfer Amount Formula on the upcoming Valuation Day or any Off Cycle Valuation Day, if earlier.

      E.  RIGHT TO SUBSTITUTE AN INVESTMENT OPTION FOR THE ATP INVESTMENT OPTION

          We may substitute another Investment Option for the ATP Investment Option that has a different name or investment manager provided it has a similar investment policy.

      F.  ATP EXIT OPTION

          [After the [first] Contract Year,] [once] each [Contract Year] until your Last GMIB Exercise Date (as described in your GMIB Rider), you may request a transfer out of the ATP Investment Option of all your Annuity Account Value then held in the ATP Investment Option. A partial transfer out of the ATP Investment Option is not permitted. If we receive an ATP Exit Option request on


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          either a Valuation Day or an Off Cycle Valuation Day, we will process that request on the following Business Day. If there are no amounts in the ATP Investment Option on the day we receive your ATP Exit Option request or on the following Business Day if the day we receive your request was a Valuation Day or an Off Cycle Valuation Day, we will not process your request and it will not count towards your allowance of one ATP Exit Option request per Contract Year.

                When your ATP Exit Option request is
                   processed, the GMIB Benefit Base
                   may be reduced to the New Benefit
                   Base ("New BB") if required by
                   the following formula:

          NEW BB =                             AAV
                    ------------------------------------------------------------
                    (1-MINIMUM TRANSFER POINT+[3%])*[(1+ROLLUP RATE*(N + 1)/12)]

                where

                    NEW BB = The new value to which both the GMIB Rollup Benefit Base and the GMIB Highest Anniversary Value Benefit Base will be adjusted to if this value is less than the current value of the respective GMIB Benefit Bases.

                    AAV = The Annuity Account Value as of the date of calculation.

                    MINIMUM TRANSFER POINT = The Minimum Transfer Point on the most recent Valuation Day.

                    N = Number of completed Contract months since the beginning of the Contract Year.

                    ROLLUP RATE = the Annual Rollup Rate or the Deferral Bonus Rollup Rate, whichever applies on the Transaction Date of the ATP Exit Option request.

          If the Rollup Benefit Base is adjusted, there is no effect on the Deferral Bonus Rollup Amount, the Annual Rollup Amount and the Annual Withdrawal Amount until the next Contract Date Anniversary. If you have elected the "Greater of" GMDB or the Highest Anniversary Value GMDB Rider, your corresponding GMDB Benefit Base(s) will be adjusted in the same manner as the GMIB Benefit Bases.

G.        EFFECT OF REBALANCING ON THE ATP


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          Any rebalancing of the Annuity Account Value under which amounts are transferred out of the GIO will trigger an Off Cycle ATP Transfer on such Off Cycle Valuation Day.

      H.  EFFECT OF WITHDRAWALS

          We will subtract your withdrawals on a pro-rata basis from your Annuity Account Value in the Variable Investment Options (including any amounts allocated to the ATP Investment Option) and the GIO. If there is insufficient value or no value in the in the Variable Investment Options (including any amounts allocated to the ATP Investment Option) and the guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the Account for Special [Money Market] DCA.

      I.  TERMINATION OF THIS ENDORSEMENT

          [Upon termination of your GMIB with Guaranteed Withdrawal Benefit for Life Conversion Rider, this endorsement will terminate.] We may terminate this Endorsement and the limitations provided under it at any time. If we terminate this Endorsement we will provide advance written notice to you. If this endorsement terminates, any amounts in the ATP Investment Option will be reallocated among your Investment Options as described in Section III C.





AXA EQUITABLE LIFE INSURANCE COMPANY

[                                       [
       /s/ Mark Pearson                       /s/ Karen Field Hazin

Mark Pearson,                           Karen Field Hazin, Vice President,
Chairman of the Board and Chief         Secretary and Associate General Counsel]
Executive Officer]






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     APPENDIX 1 -TRANSFER POINTS FOR EACH CONTRACT YEAR UNDER YOUR CONTRACT

[

--------------------------------------------------------------------------------
CONTRACT DATE     MIN        MAX        CONTRACT DATE      MIN        MAX
 ANNIVERSARY    TRANSFER   TRANSFER      ANNIVERSARY     TRANSFER   TRANSFER
                 POINT      POINT                         POINT      POINT
--------------------------------------------------------------------------------
CONTRACT DATE     10%        20%            11th           32%        42%

--------------------------------------------------------------------------------
     1st          12%        22%            12th           34%        44%

--------------------------------------------------------------------------------
     2nd          14%        24%            13th           36%        46%

--------------------------------------------------------------------------------
     3rd          16%        26%            14th           38%        48%

--------------------------------------------------------------------------------
     4th          18%        28%            15th           40%        50%

--------------------------------------------------------------------------------
     5th          20%        30%            16th           42%        52%

--------------------------------------------------------------------------------
     6th          22%        32%            17th           44%        54%

--------------------------------------------------------------------------------
     7th          24%        34%            18th           46%        56%

--------------------------------------------------------------------------------
     8th          26%        36%            19th           48%        58%

--------------------------------------------------------------------------------
     9th          28%        38%            20th           50%        60%
                                         and later
--------------------------------------------------------------------------------
    10th          30%        40%

--------------------------------------------------------------------------------

                                                                               ]






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